                                                                   EXHIBIT 12(a)

                             UNION ELECTRIC COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                              12
                                                                            MONTHS
                                        YEAR ENDED DECEMBER 31,             ENDED
                              -------------------------------------------- JUNE 30,
                                1990     1991     1992     1993     1994     1995
                              -------- -------- -------- -------- -------- --------
                                      (THOUSANDS OF DOLLARS EXCEPT RATIOS)

Net income for the Period.... $294,219 $321,512 $302,748 $297,160 $320,757 $299,398
                              -------- -------- -------- -------- -------- --------
 Add:
  Taxes Based on income......  191,532  218,954  197,009  182,716  203,827  188,984
                              -------- -------- -------- -------- -------- --------
  Fixed Charges:
    Interest on Debt.........  183,215  163,061  125,798  124,430  135,608  137,495(*)
  Amortization of Premium and
   Discount, Less Expense on
   Debt; and Bond Defeasance
   Cost......................    4,369    4,148    9,521    5,170    5,504    5,504
  Rentals (See note).........    1,114    1,171      908    1,314    1,299    2,249
                              -------- -------- -------- -------- -------- --------
  Total Fixed Charges........  188,698  168,380  136,227  130,914  142,411  145,248
                              -------- -------- -------- -------- -------- --------

Earnings Available for Fixed
 Charges..................... $674,449 $708,846 $635,984 $610,790 $666,995 $633,630
                              ======== ======== ======== ======== ======== ========
Ratio of Earnings to Fixed
 Charges.....................     3.57     4.21     4.66     4.66     4.68     4.36
                              ======== ======== ======== ======== ======== ========

--------
(*) Total annual interest charges on all bonds for the twelve months ended June 30, 1995 was $115,192,381.
Note: Represents the interest factor applicable to rentals.